Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated July 14, 2023 (August 9, 2023 as to earnings per share information and Notes 1, 7, 10 and 14), relating to the financial statements of SCCI National Holdings, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

October 4, 2023